Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
bholt@informationsg.com

Investor Contact:
David Berger
203-517-3104
dberger@informationsg.com

INFORMATION SERVICES GROUP ANNOUNCES

SHARE PURCHASES BY ITS CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

STAMFORD, Conn., November 9, 2009 — Information Services Group, Inc. (ISG) (NASDAQ: III, IIIIU, IIIIW), an industry-leading, information-based services company, announced today that Michael P. Connors, Chairman and Chief Executive Officer, and David Berger, Executive Vice President and Chief Financial Officer, have purchased 440,457 shares of ISG common stock from Frank Martell, its former Chief Financial Officer.

The purchases were implemented in two separate private transactions whereby Mr. Connors acquired 315,457 shares and Mr. Berger acquired 125,000 shares.  Mr. Martell recently accepted a new senior executive position with another company and intends to use the proceeds in connection with his relocation to California.

“I believe these purchases reflect the confidence that David and I have in ISG’s future,” Mr. Connors said.  With today’s purchase Mr. Connors now owns 6.88% of ISG’s outstanding shares.

About Information Services Group, Inc.

Information Services Group, Inc. (ISG) was founded in 2006 to build an industry-leading, high-growth, information-based services company by acquiring and growing businesses in advisory, data, business and media information services.  In November 2007, ISG acquired TPI, the largest sourcing data and advisory firm in the world.  Based in Stamford, Connecticut, ISG has a proven leadership team with global experience in information-based services and a track record of creating significant value for shareowners, clients and employees.  For more, visit www.informationsg.com.

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com